Exhibit 10.3
SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (this “Agreement”) is entered by and between Martin Finkbeiner (“Executive”) on the one hand, and Western Digital Corporation (“WDC”), on behalf of itself and all other corporations or other entities a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by WDC (each, a “WDC Subsidiary”), on the other hand. WDC and all WDC Subsidiaries are referred to collectively herein as “Western Digital.”
WHEREAS, Executive has been employed by Western Digital as an Executive Vice President;
WHEREAS, Executive’s employment with Western Digital will terminate on December 1, 2010; and
WHEREAS, Executive’s execution and non-revocation of this Agreement is a condition of eligibility for Executive to receive severance benefits under the Western Digital Corporation Executive Severance Plan (the “Plan”).
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and Western Digital agree as follows:
I. Separation. Executive and Western Digital hereby agree that Executive’s employment with Western Digital and his service as Executive Vice President, an officer, employee, and in any other capacity with Western Digital, shall terminate on December 1, 2010 (“Termination Date”). All payments due to Executive from Western Digital after the Termination Date shall be determined under this Agreement.
II. Final Compensation. On or before December 1, 2010, Executive shall receive payment for his accrued but unused vacation. Executive will continue to vest in outstanding equity grants through December 1, 2010. Executive shall submit his final expense report, if any, by December 1, 2010, which Western Digital shall reimburse in the ordinary business course. Executive is not required to sign this Agreement in order to receive the compensation, vesting and expense reimbursement described in this Section II.
III. Consideration. In the event that Executive executes (and does not revoke) this Agreement and complies with all of the terms herein, Executive shall be entitled to receive the benefits set forth below.
A. Lump Sum Payment. Western Digital shall pay to Executive the amount of One Hundred Fourteen Thousand Two Hundred Thirty Dollars and Seventy-Six Cents ($114,230.76), less standard withholding and authorized deductions. This payment shall be paid in one lump-sum payment within twenty-one (21) days following the expiration of the revocation period set forth in Section VI below.

B. Salary Continuation. Subject to the terms and conditions of this Agreement, for a period of twenty-four (24) consecutive months commencing on December 2, 2010 (the “Salary Continuation Period”), Western Digital shall pay Executive a salary continuation of Thirty-Seven Thousand Five Hundred Dollars and No Cents ($37,500.00) per month, less standard withholding and authorized deductions; provided, however, that such salary continuation obligation shall continue only for so long as Executive is in compliance with all provisions of this Agreement. Said salary continuation payments will be paid to Executive bi-weekly on Western Digital’s regular payroll cycle. All salary continuation payments due hereunder shall be paid by direct deposit to an account determined by Executive. Western Digital shall cease making any such salary continuation payments and shall have no further obligation to pay salary continuation to Executive at such time as (i) Executive is in material violation of any of the terms of this Agreement, or (ii) upon expiration of the twenty-four (24) month period, whichever occurs first. In addition, Western Digital will cease making any such salary continuation payments and shall have no further obligation to pay salary continuation to Executive on and after the date Executive is or becomes any of the following after the Termination Date: self-employed, or a partner or officer of, joint venturer with, employee of, or otherwise provides services (whether as a consultant, contractor, director or otherwise) for compensation (whether current, deferred, contingent or otherwise) to, any person or entity. Executive agrees to immediately notify Western Digital if he is or becomes so employed, provides such services, or otherwise has such a position or relationship. In the event Western Digital ceases salary continuation payments for any of the reasons specified herein, all other covenants undertaken and the releases contained herein shall remain in full force and effect. Notwithstanding the foregoing, in the event that a Change in Control occurs prior to the end of the Salary Continuation Period and Executive would be entitled to receive any salary continuation payments after the Change in Control date, such salary continuation payments will be paid to Executive in a single sum within ten (10) business days following the date of such Change in Control. For these purposes, “Change in Control” shall have the meaning ascribed to such term in Western Digital Corporation Amended and Restated Change of Control Severance Plan; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of WDC, or a change “in the ownership of a substantial portion of the assets” of WDC within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.
C. ICP Bonus. Executive acknowledges and agrees that he has been paid all bonuses he is owed by Western Digital through the Termination Date. For the bonus cycle comprising the 1st Half of Fiscal Year 2011 (the period of July 1 — December 31, 2010), Executive shall receive a pro-rated bonus under the ICP in the amount of $159,897.52, less standard withholding and authorized deductions, which represents a payment equal to a pro-rata portion of Executive’s bonus opportunity under the ICP for the bonus cycle in which the Termination Date occurs, with such pro-rata portion based on the number of days in the applicable bonus cycle during which Executive was employed (153) and assuming 100% of the performance targets are met regardless of the actual funding by Western Digital. This payment shall be paid in one lump-sum payment within twenty-one (21) days following the expiration of the revocation period set forth in Section VI below.

D. Options. On the Termination Date, Executive’s then outstanding stock options will vest and become exercisable as if Executive had remained employed with Western Digital through June 1, 2011. Notwithstanding anything to the contrary herein, the exercisability of Executive’s outstanding stock options shall continue to be governed by the stock incentive plan and stock option agreement applicable to such options. Notwithstanding anything to the contrary herein, Executive shall not be entitled to any continued vesting under any stock option award following the Termination Date, and the Termination Date shall be deemed to be Executive’s “Severance Date” for purposes of any outstanding stock option award agreements.
E. Restricted Stock Units. On the Termination Date, Executive’s then outstanding and unvested restricted stock units will vest and become payable as if Executive had remained employed with Western Digital through June 1, 2011. Notwithstanding anything to the contrary herein, Executive shall not be entitled to any continued vesting under any restricted stock unit award following the Termination Date, and the Termination Date shall be deemed to be Executive’s “Severance Date” for purposes of any outstanding restricted stock unit award agreements.
F. Benefit Continuation. Provided Executive timely elects COBRA continuation of his medical, dental, and/or vision coverage existing as of the Termination Date and Executive complies fully with all terms of this Agreement, Western Digital shall make the applicable COBRA premium payments for a period of eighteen months beyond the expiration of Executive’s Company-provided medical, dental, and/or vision coverage existing as of the Termination Date (“COBRA Continuation”). Notwithstanding the foregoing, in the event Executive becomes eligible for equivalent coverage under another employer’s plan, Executive must immediately notify Western Digital of such eligibility and Western Digital’s obligation to continue COBRA premium payments pursuant to this Section III.F shall cease as of Executive’s benefit eligibility date. Executive understands that Executive remains responsible for working with Western Digital’s outside benefits administrator to elect COBRA benefits and must timely elect in order to be eligible for COBRA benefits.
G. Executive Outplacement. Western Digital shall pay for Executive to receive outplacement services provided by a vendor chosen by Western Digital for a period of up to twelve (12) months following the Termination Date, subject to a maximum cost to Western Digital of $25,000.
IV. General Releases. In consideration of the benefits set forth in this Agreement, and other good and valuable consideration, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Western Digital Corporation and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his service as an employee of any Releasee, his separation from his position as employee of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of Executive’s execution of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability; provided, however, that the foregoing release shall not apply to (i) any obligation created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged, and (ii) any claim for defense or indemnity arising under California Labor Code Section 2802, California Corporations Code Section 317, Western Digital’s by-laws, or any federal or state statute, law, regulation or provision that confers upon Executive a right to defense or indemnification arising out of the services he performed for Western Digital or any of the Releasees.
Except for those obligations created by or arising out of this Agreement, Western Digital hereby releases and discharges and covenants not to sue Executive from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively “Claims”) resulting from any act or omission by or on Executive’s part committed or omitted prior to the date of this Agreement; provided, however, that the foregoing release of Executive shall not apply to any claims, known or unknown, suspected or unsuspected, arising from Executive’s (i) willful breach of fiduciary duty, (ii) fraud in connection with the business of Western Digital, or (iii) commission of a crime under any federal, state, or local statute, law, ordinance or regulation.
V. Waiver of Unknown Claims. It is a further condition of the consideration hereof and is the intention of Executive and Western Digital in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Executive and Western Digital hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this release shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive and Western Digital each acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542.

VI. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
A. In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
B. He is hereby advised in writing to consult with an attorney before signing this Agreement;
C. He was given a copy of this Agreement on November 10, 2010, and informed that he had twenty-one (21) days within which to consider this Agreement; and
D. He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement. Any revocation must be received in writing by Jackie DeMaria within the seven-day period following execution of this Agreement by Executive.
Executive expressly acknowledges and agrees that this Agreement will become null and void and he will not be entitled to any of the benefits set forth in the Agreement if he elects to revoke this Agreement during the revocation period set forth above.
VII. No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and he shall defend, indemnify and hold Releasees, and each of them, harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
VIII. Confidential Information.
A. Confidential Material. Executive, in the performance of Executive’s services on behalf of Western Digital, has had access to, received and been entrusted with Confidential Material. In addition, Executive, in the performance of Executive’s consulting services during the Salary Continuation Period, may continue to receive and be entrusted with Confidential Material. For purposes of this Agreement, “Confidential Material” includes, but is not limited to, (a) copyrighted materials, (b) patented materials, (c) lists of Western Digital’s past, present or prospective customers, suppliers or employees, (d) costs of materials, manufacturing techniques, component parts or other systems used in Western Digital’s business, (e) compensation paid to employees and other terms of employment, or (f) any other information of, about, or concerning the business of Western Digital, or its manner of operation, or other data of any kind, nature, or description which is maintained as a trade secret or on a confidential basis. All such Confidential Material is considered secret and was made or will be made available to Executive in confidence. Executive represents that he has held all such information confidential and agrees he will continue to do so. Without limiting the generality of the foregoing, Executive agrees he will not, at any time, whether during or subsequent to the term of Executive’s employment with Western Digital, in any fashion, form or manner, unless specifically consented to in writing by Western Digital, either directly or indirectly, use or divulge, disclose, or communicate to any person, firm, or entity or corporation, in any manner whatsoever, any Confidential Material of any kind, nature or description concerning any matters affecting or relating to the business of Western Digital. Executive understands and agrees that Executive’s obligations with respect to Western Digital’s Confidential Material apply to all Confidential Material he received, possessed, or viewed during his employment with Western Digital, as well as all Confidential Material he receives, possesses or views during the Salary Continuation Period, including but not limited to Confidential Material he may have received, possessed, or viewed during his employment with Western Digital but before Executive signed this Agreement. Executive understands that Confidential Material is important material and represents confidential trade secrets, proprietary information and confidential business information of Western Digital and affects the successful conduct of Western Digital’s business and its goodwill. Executive understands that any breach of any term of this Section VIII is a material breach of this Agreement.
B. Use and Return of Confidential Material. Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material except in the course and scope of his employment with Western Digital, unless such Confidential Material ceases (through no fault of Executive’s) to be confidential because it has become part of the public domain or he is otherwise obligated to disclose such information by the lawful order of any competent jurisdiction. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the business of Western Digital which Executive prepared, used or encountered, shall be and remain the sole and exclusive property of Western Digital and shall be included in the Confidential Material. On or before the Termination Date, Executive shall promptly deliver to Western Digital any and all of the Confidential Material, not previously delivered to Western Digital, which may be or at any previous time has been in Executive’s possession or under Executive’s control. Executive further agrees to return all documents, memoranda, reports, files, samples, books, correspondence, lists, programs, documentation, and/or other related materials produced as a result of Executive’s employment with Western Digital, other written or graphic records, and the like, affecting or relating to the business of Western Digital.
C. Unfair Competition. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Confidential Material by any means whatsoever shall constitute “Unfair Competition.” Executive agrees that Executive shall not engage in Unfair Competition at any time.

IX. Return of Company Property. On or before the Termination Date, Executive shall return all Western Digital property in his possession to Western Digital, including, but not limited to, any keys, computers, cell phone, personal data assistants, equipment and notebooks.
X. Consulting Services. During the Salary Continuation Period, Executive agrees to provide advice and consultation to Western Digital as Western Digital may reasonably request from time to time on matters with which Executive was familiar and/or about which Executive acquired knowledge, expertise and/or experience during the time that Executive was employed by Western Digital. During the Salary Continuation Period, Executive shall report only to Western Digital’s Chief Executive Officer (“CEO”) or CEO’s designee and shall not initiate any business-related contact with other employees of Western Digital unless requested by the CEO or CEO’s designee. This Agreement does not authorize Executive to act for Western Digital as its agent or to make commitments on behalf of Western Digital. Executive shall not hold himself out as an agent of Western Digital for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind Western Digital to any obligation whatsoever.
XI. Soliciting Employees. Executive promises and agrees that he will not, during the Salary Continuation Period, directly or indirectly solicit any employee of Western Digital to work for any business, individual, partnership, firm, or corporation.
XII. Injunctive Relief. It is expressly agreed that Western Digital will or would suffer irreparable injury if Executive were to breach Section VIII, IX or XI of this Agreement, and that, therefore, Western Digital shall be entitled to an injunction prohibiting Executive from any breach or threatened breach of such provisions of this Agreement.
XIII. Non-Disparagement. Executive agrees that he shall not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Western Digital, as well as its trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of Western Digital. In the event Western Digital receives inquiries from potential employers regarding Executive, Western Digital will provide only Executive’s dates of employment, position history, and compensation. Executive agrees that he will direct all reference inquiries to Western Digital’s third-party verification service, The Work Number. Nothing herein shall in any way prohibit Executive or Western Digital from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive or Western Digital.
XIV. Workers’ Compensation. Executive acknowledges that Executive has no pending claim for workers’ compensation benefits against Western Digital. Executive warrants and represents that he does not have any work related injury or illness arising from his employment at Western Digital.

XV. Miscellaneous.
A. Successors.
1. This Agreement is personal to Executive and shall not, without the prior written consent of Western Digital, be assignable by Executive.
2. This Agreement shall inure to the benefit of and be binding upon Western Digital and its respective successors and assigns and any such successor or assignee shall be deemed substituted for Western Digital under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of Western Digital or to which Western Digital assigns this Agreement by operation of law or otherwise.
B. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
C. Modification. This Agreement may not be amended or modified other than by a written agreement executed by Executive and the Chief Executive Officer of Western Digital.
D. Complete Agreement. This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with Western Digital and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement constitutes an integrated agreement.
E. Litigation and Investigation Assistance. Executive agrees to cooperate in the defense of Western Digital against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Executive’s employment with Western Digital or during the Salary Continuation Period. Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by Western Digital that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Executive’s employment with Western Digital or during the Salary Continuation Period. Except as requested by Western Digital or as required by law, Executive shall not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving Western Digital or (ii) threatened or pending government investigation involving Western Digital. Western Digital shall reimburse Executive for all reasonable out of pocket expenses incurred in providing assistance pursuant to this provision.

F. Intellectual Property Assistance. Executive agrees that he shall execute every lawful document that Western Digital requests him to execute (whether or not during his employment with Western Digital) in connection with the protection of Western Digital’s intellectual property rights. Such lawful documents include, but are not limited to, declarations and assignments including declarations of inventorship for filing and prosecuting patent applications on inventions, assignments to show title to such inventions and patent applications in Western Digital or Western Digital’s designee, and assignments to show title to works of authorship and applications for copyright registration. Executive agrees that he shall give such further assistance, including but not limited to information and testimony pursuant to Western Digital’s request (whether or not during the Salary Continuation Period) in connection with its defense, assertion, or protection of Western Digital’s intellectual property rights. Western Digital shall reimburse Executive for all reasonable out of pocket expenses incurred in providing assistance pursuant to this provision.
G. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
H. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
I. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
J. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
K. Advice of Counsel. In entering this Agreement, the parties represent that they have had the opportunity to seek the advice of counsel prior to executing this Agreement.
L. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

M. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
N. Taxes. Except for amounts withheld by Western Digital, Executive shall be solely responsible for any taxes due as a result of any payments or benefits provided by Western Digital pursuant to this Agreement. Except for amounts withheld by Western Digital, Executive will defend and indemnify Western Digital from and against any tax liability that it may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Executive’s failure to pay any taxes due with respect to any such payment or benefits.
O. Construction. It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Internal Revenue Code. This Agreement shall be construed and interpreted consistent with that intent.
I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.
EXECUTED this 1st day of December 2010, at Orange County, California.

“Executive”
/s/ Martin Finkbeiner
Martin Finkbeiner
EXECUTED this 1st day of December 2010, at Orange County, California.

“Western Digital”

Western Digital Corporation, on behalf of itself and all WDC Subsidiaries

By: Its Authorized Representative

/s/ Jackie DeMaria
By: Jackie DeMaria
Its: Senior Vice President, Global HR